Exhibit 21 (a)

Limited Liability Company
Articles of Organization

FILED # LLC 8850-02
JUL 22 2002
IN THE OFFICE OF
Dean Heller
Secretary of State

1. Name of Limited		FasTraxx Las Vegas Indoor Karting LLC
   Liability Company:

2. Resident Agent Name		Paul Gastwirth
   and Street Address:		2251 N. Rampart Blvd., #323
					Las Vegas, Nevada 89128-7640

3. Dissolution Date:		N/A

4. Management:			Company shall be managed by Manager(s)

   Names, Addresses		FasTraxx Holding Corporation
   Of Manager(s) or		2251 N. Rampart Blvd., #323
   Members:				Las Vegas, Nevada 89128

5. Other Matters:			Number of additional pages 0

6. Names, Addresses		FasTraxx Holding Corporation
   and Signatures of		2251 N. Rampart Blvd. #323
   Organizers:			Las Vegas, Nevada 89128

				/s/Paul Gastwirth
				Signature

7. Certificate of		I hereby accept appointment as Resident
   Acceptance of		Agent for the above named corporation.
   Appointment of
   Resident Agent:		/s/Paul Gastwirth		7/22/02
				Authorized Signature of		Date
				R.A. or On Behalf of R.A.
				Company

Exhibit 21 (b)

Articles of Incorporation

FILED # C 25487-03
OCT 16 2003
IN THE OFFICE OF
Dean Heller
Secretary of State

1. Name of Corporation:		The Kart Store Inc.

2. Resident Agent Name		IGFS LTD
   and Street Address:		2251 N. Rampart Blvd., #323
				Las Vegas, Nevada 89128

3. Shares:			25,000,000		$.001 Par value

4. Names, Addresses,		The First Board of Directors/Trustees
   Number of Board of		shall consist of 3 members whose names
   Directors/Trustees:		and addresses are as follows:

					1. Geoffrey Levy
					   2251 N. Rampart Blvd., #323
					   Las Vegas, Nevada 89128

					2. Victor Hollman
					   2251 N. Rampart Blvd., #323
					   Las Vegas, Nevada 89128

					3. Paul Gastwirth
					   2251 N. Rampart Blvd., #323
					   Las Vegas, Nevada 89128

5. Purpose:				Any legal business activities

6. Other Matters:			Number of additional pages 0

7. Names, Addresses		Geoffrey Levy		/s/Geoffrey Levy
   and Signatures of		2251 N. Rampart Blvd.   Signature
   Incorporators:		#323
				Las Vegas, Nevada 89128

8. Certificate of		I hereby accept appointment as Resident
   Acceptance of		Agent for the above named corporation.
   Appointment of
   Resident Agent:		/s/Geoffrey Levy_______		10/15/03
				Authorized Signature of		Date
				R.A. or On Behalf of R.A.
				Company

Exhibit 99 (e)

.. Brand Positioning and Overview

A. Brand Positioning

	Our Product: Worldwide Indoor Karting is a fun, exciting, competitive experience featuring an indoors motor speedway and outstanding meeting facilities in a unique and friendly atmosphere.

	Our Positioning: Located at the world famous
Stratosphere Casino & Hotel, in the heart of the Las Vegas
Strip, Worldwide Indoor Karting is the most dynamic, thrilling and exciting indoor motor speedway in the world.

Our Personality: Worldwide Indoor Karting is bold, fun, heart pounding competition and will deliver an extraordinary entertainment experience in one of the world's most exciting settings.

B. Current Market Overview

	Las Vegas continues to rank as the fastest growing metropolitan area in the United States with a population of over 1,600,000 and approximately 7,000 new residents moving in every month.

 	Over 35,000,000 visitors come to Las Vegas each year and the economic impact of tourism is approximately $31.6 billion annually. Of this total visitor base, about 4,100,000 convention delegates visit the city each year.. Convention non-gaming revenue impact to the city is about
$5 billion on an annual basis.

 	Despite the events of 9/11/01, hotel occupancy continues to exceed the national average and is currently operating in the low 90's. The average number of nights stayed in Las Vegas is 3.6 nights and there are about
130,000 rooms available at Las Vegas hotels, casinos and resorts. Approximately 26% of all visitors are from California and 12% arrive from international locations.
About 21% of all visitors come to Las Vegas for the first time. While the average age of a visitor is 48 years old, recent trends are that the demographics continue to get younger and people come to the city for fun, excitement, world class entertainment and have the disposable income to spend on gaming and other entertainment alternatives.

C. Track Attendance, Per Cap and Revenue Objectives

Category	Attendance	Per Cap   Revenue	Arrive & Drive

Full Payment	   113,500          35%	      $25	    $2,843,750

Group Sales	    81,250          25%	      $20            1,625,000

Promotions	    97,500          30%       $20	     1,950,000

Buy Outs            16,250           5%	      $50	       512,500

Race League	    16,250           5%      $100	     1,625,000

Total Track Revenue			                     8,556,250

All Other Revenue*	  		                    4, 232.950

Total Revenue     	      	                           $13,080,200


* License, Food & Beverage, Arcades, Merchandising, etc.

D. Target Audience

 Overall		18-60 year olds

 Primary		21-45 year olds

 Secondary		18-21 year olds
			46-60 year olds

 Gender		Mostly Male (70%)

 Income		$35,000+

E. Pricing and Discount Strategy

	Pricing and discounts will be designed to maximize attendance opportunities while optimizing yield and per capita margins. The basic price point for a race consisting of 10-12 laps, lasting approximately 8 to 10 minutes will be $25.00. Discounts will be strategically employed to accomplish the following objectives:

Address valley periods of attendance
	Day of week (i.e. midweek)
	Time of Day (mornings, early afternoon)
	Time of Year (Summer)

Motivate specific non core demographic segments
	Employ as a trial strategy
	Volume Purchases

Develop Specific Geographic Markets
	Henderson/Summerlin
	Southern Utah/Mesquite

Leverage Negotiations with Strategic Partners
	Major sponsor benefits
	Obtain distribution channels in return for media conversion
	Build Community Good Will

II. Arrive & Drive

	Attendance in this category will come to the Worldwide
Indoor Karting complex from several different sources including visitors who will simply show up and pay full price as well as visitors being driven by discount programs coming from group sales efforts or retail promotions


A. Exploit the critical mass of people at the Stratosphere's retail mall and hotel guests.

	According to Stratosphere's senior management, the official traffic count for their Top of the World restaurant and Tower visitor count (based on tickets sold) is as follows:

	Year		Top of the World Restaurant	    Tower Tickets

	2001			242,256				1,587,999

	2002			254,205				1,501,651

	Current pricing for the Tower is $8.00 and has various bundled pricing in connection with other thrill rides on top of the tower. It is estimated that total traffic in the mall area, including those riding the elevator to the Tower and those who do not, is over 2 million annually. It is estimated that Worldwide Indoor Karting will penetrate the mall traffic at 6.5% of 1,500,000 visitors to realize approximately 95,000 Arrive & Drive visitors from this segment.

	Worldwide Indoor Karting signage and "curb appeal" to mall traffic incorporating a strong "WOW! Factor" via dramatic exterior design, including entrance signage and ability to "see the action".

	Tie in with the Stratosphere's positioning as being more of a thrill oriented hotel/casino than any other property on the strip. Position as part of their total package as to why people would want to stay there Worldwide Indoor Karting' signage and presence using the Stratosphere's delivery systems (outdoor signs, billboards, Stratosphere collateral & marketing material, new plasma screens)

	Stratosphere Hotel Guest. The Stratosphere Hotel has approximately 2,000 rooms X 365 nights at average 3 night stay
X an 90% occupancy rate X a penetration rate of 5% will result in approximately 10,000 attendance based on:

	Tie-ins to their in room TV advertising

	Table Tents in all rooms

	Flyers as part of their "check in" package

B.  Awareness and Brand Recognition

	The Las Vegas tourist market will be targeted by
numerous marketing efforts to include, but not be limited to.........
In room TV spots in select hotels in town.

Brochure distribution

Strategic Outdoor placement (i.e. Interstate 15 from CA)

Concierge tie-ins

Guerilla marketing tactics (transit, taxis etc)

Print Campaigns
	What's On & Show Biz Magazines
	Key Convention and Special Events Programs

The Las Vegas local market will also be targeted with advertising and public relations efforts such as:
	Targeted Radio & TV
	Print
	Outdoor
	Press Releases/PR Events

C. Group Sales will market a "Ticket Consignment" program to companies and organizations.

	Market discounted "hard ticket" to company's human resource department to be sold to employees as a "company benefit"

D. Affinity groups and other special markets with 10 or more participants, such as the following, will be provided discounts to attend Arrive & Drive events.

		Colleges/School
		Unions
		Churches
		Social Organizations
		Fraternal Organizations
		Existing Clubs ( i.e. Corvette, Mustang Clubs)
		Bachelor and Bachelorette Parties
		Birthday Parties
		Reunions (School, Military, etc)

E. Promotional programs with synergistic retail partners will be developed and executed though out the year to drive traffic at off peak times. Partners will be developed on their ability to deliver channels of distribution and provide media support to the appropriate target audience


		Fast Food
		McDonalds, Burger King, Wendy's, Subway, Pizza Hut.
		Food Store
		Car Dealers
		Outlet Malls
		Tire/ Auto Supply stores
		Soft Drink

F. Cross coupon programs will be developed and executed with other Las Vegas attractions to build attendance at off peak hours of operation:

		Wet 'N Wild
		Madame Tousauds
		Hoover Dam
		UNLV Sports
		Vegas 51's
		Fremont Street
		Select Theaters

G. Direct Mail Campaigns

	Develop "postal pigeon" campaigns with major direct marketers such as credit card companies, mortgage lenders etc, by putting a "tip in" coupon to their monthly statements Periodic ADVO mailers to selected households meeting the demographic profile.

H. Marketing programs will be developed and executed to target the many Special Events that bring large masses of people to Las Vegas through out the year

		NASCAR week ends
		NFR
		COMDEX
		UNLV Sports ( football, basketball ) pre or post game event
		Key Influencers Events
		Community leaders
		Political leaders/Business Leaders/Media Contacts

I. Programs will be developed to use brokers and alternative channels of distribution to promote WorldWide
Indoor Karting tickets to the tourist and local markets.

	All State Ticketing ( Have 39 strategic ticketing outlets in Vegas)
		Time Share Premiums
		Package with incentive organizations
		Internet/Web Base Strategies
		Data Base Marketing Initiatives
		Accumulation of e-mail address through visitor registration and web site visits to create customer relationship campaigns

J. Bounce Back Coupons will be used throughout the year to support repeat visitation strategies.

	Selected distribution of "bounce back" coupons to current racers to support "repeat strategy" that need to be redeemed with in a certain time period to promote urgency.

III.  Buy Outs and Group Sales

A. Buy Outs and Fully Subsidized Outings will be
aggressively sold by the Worldwide Indoor Karting sales
team to the following target organizations....

	Convention & Meeting Planners Initiatives (11,000 Attendance)

	Pre-visit Meeting---Work with organizations such as Meeting Planners International, a dynamic global community of more than 19,000 planners and suppliers that book many of the corporate meetings and conventions into the Las Vegas market. In addition, Worldwide Indoor Karting will become active in the Las Vegas Visitors and Convention Authority and will target incoming conventions and meetings to pre-book a buy out event for the track complex before the groups arrive in Las Vegas.

 	Post Visit Meeting -There are a host of event/meeting planning firms based in Las Vegas such as Creative Endeavors, whose sole purpose is to plan exciting and unique events for incoming groups and businesses meetings once they have arrived in LV. Worldwide Indoor Karting will work with these companies to arrange buy outs for their clients.

     	Charity Events and Fund Raisers
		The Las Vegas community is committed to numerous charitable events and is constantly looking for unique venues for fundraisers and other uses. Worldwide Indoor Karting will capitalize on this market segment for buy out events through out the year with organizations such as:

			Andre Agassi Foundation
			UNLV Foundation
			United Way
			Boys and Girls Club

 	Events hosted by player development contacts at "non compete" casinos.

B. Company Outings will be sold to local corporations and national companies that hold meetings or attend other events in Las Vegas.
These programs will utilize the Worldwide Indoor Kartingg and meeting facilities for events such as:

			Team Building
			Motivation/Awards/Incentives
			Sales Meetings
			Management Meetings
			Key Customer Outings

V. Race Leagues

	The Worldwide Indoor Karting marketing team will aggressively
	develop	and market special Racing Leagues that will utilize
	non-peak times,	to promote competitive racing.

		A. Employee Groups/Race Enthusiasts/Affinity Groups

		B. Establish a special "Worldwide Indoor Karting Club" to sign up special team members for the league and leverage sponsor tie ins to provide value added benefits (I.e. discounts on sponsor products).

 		C. Create a World Series of Indoor Racing where competing teams from other international indoor racetracks would travel to Las Vegas to compete in a sponsored event with prizes and awards.

VI. Sponsorship Sales

	Create a multi- tier level of sponsorship tie ins that would include track signage, kart sponsorship and special event sponsor opportunities. Create pricing strategies for exclusive versus non-exclusive categories and establish parameters for other non-monetary opportunities (i.e. media conversion to support the facility etc.)

		A.  Platinum Sponsors (4 X $25,000 each = $100,000)

			Auto Company or Dealership
			Tire Manufacturer/Automotive after market retailer Internet provider (www.vegas.com)
			Soft Drink/Beer Company

		B. Gold Sponsors ( 10 X $10,00 each = $100,000)

		C. Silver Sponsors ( 10 X $5,000 each=$50,000)

		D. Bronze Sponsors ( 10 X $1,000 each=$10,00)

E. Sponsor (10X$500=$5,000)

VII.  Public Relations
Publicity and strategic public relations campaigns and programs, beginning with pre -opening and continuing throughout the year will be launched to support brand awareness and attendance building strategies.

A. Pre Opening

	Construction Announcements and Updates
	Tease Campaign
	Pitch letters to media, meeting planners
	Business features and Bio's
	LV Chamber of Commerce and LV Visitor and Convention releases

Grand Opening Event

Celebrity Tie In
	Prefer sports celebrity such as Dave Busch, local
	NASCAR favorite, local tennis star Andre Agassi Support for Major Charity or Foundation (Agassi Foundation)

Outer Markets
	Video News Releases
	Constant Press Releases

On going Publicity
	Establish Hall of Fame for racer Endurance Records
	Fastest Times by age categories
	TV and Radio remotes with local media

Constant Celebrity Focus
	Race contests among different entertainer categories (i.e. magicians, singers, the cast of Mystere Vs "O" etc)
	Publicity tie-ins to the numerous and ongoing events involving celebrities and Las Vegas
	Boxing Events
	PGA Tournaments
	Concert Tours

VIII. Budgets

	A Need to identify and determine budget/cost for
	marketing collateral material to include but not be
	limited to .....

		Brochure
		Press kit
		Posters
		Letterhead
		Sales and Promotions Pitch Books
		Print campaigns
		In room TV spots (production and media costs)
		Outdoor and Billboard
		Radio spots : 30 second (production and media)
		Signage
		Direct Mail (lead generation/attendance building)
		ADVO Campaign
		Table Tents
		Sponsorship Sales presentation material
		Web site and e-commerce capability

IX Timelines

 	Flow chart the entire marketing plan execution by each discipline and project expense budget for the entire year.